Exhibit 99.1
Michael McAndrew, Chief Financial Officer
Black Box Corporation
(724) 873-6788
(724) 873-6799 (fax)
Email: investors@blackbox.com
FOR IMMEDIATE RELEASE
BLACK BOX CORPORATION REPORTS SECOND QUARTER AND YEAR-TO-DATE FISCAL 2008 RESULTS
PITTSBURGH, PENNSYLVANIA, October 30, 2007 — Black Box Corporation (NASDAQ:BBOX) today reported results for the second quarter of Fiscal 2008 ended September 29, 2007.
For the second quarter of Fiscal 2008, diluted earnings per share were 64¢ on net income of $11.3 million or 4.3% of revenues compared to diluted earnings per share of 66¢ on net income of $11.7 million or 4.3% of revenues for the same quarter last year. On a sequential quarter comparison basis, first quarter of Fiscal 2008 diluted earnings per share were 46¢ on net income of $8.2 million or 3.2% of revenues. Excluding reconciling items, operating earnings per share (which is a non-GAAP term and is defined below) for second quarter of Fiscal 2008 were 87¢ on operating net income (which is a non-GAAP term and is defined below) of $15.4 million or 5.9% of revenues compared to operating earnings per share of 91¢ on operating net income of $16.2 million or 6.0% of revenues for the same quarter last year. Management believes that presenting operating earnings per share and operating net income is useful to investors because it provides a more meaningful comparison of the ongoing operations of the Company.
For the second quarter of Fiscal 2008, the Company’s pre-tax reconciling items were $6.5 million with an after tax impact on net income and EPS of $4.1 million and 23¢, respectively. During the second quarter of Fiscal 2007, as previously disclosed, the Company’s pre-tax reconciling items were $6.9 million with an after tax impact on net income and EPS of $4.5 million and 25¢, respectively. See below for further discussion regarding management’s use of non-GAAP accounting measurements and a detailed presentation of the Company’s pre-tax reconciling items for the periods presented above.
Second quarter of Fiscal 2008 total revenues were $261 million, a decrease of $10 million or 4% from $271 million for the same quarter last year. On a sequential quarter comparison basis, first quarter of Fiscal 2008 total revenues were $252 million.
Second quarter of Fiscal 2008 cash provided by operating activities was $5 million or 40% of net income, compared to $9 million or 78% of net income for the same quarter last year. Second quarter of Fiscal 2008 free cash flow (which is a non-GAAP term and is defined below) was $8 million compared to $12 million for the same quarter last year. On a sequential quarter comparison basis, first quarter of Fiscal 2008 cash provided by operating activities was $8 million or 94% of net income and free cash flow was $7 million. Black Box utilized its second quarter of Fiscal 2008 free cash flow to fund debt reduction of $5 million, to pay dividends of $1 million, to fund capital expenditures of $1 million and to increase its cash position by $1 million. Management believes that free cash flow, defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company.
For the six month period ended September 29, 2007, diluted earnings per share were $1.10 on net income of $19.5 million or 3.8% of revenues compared to diluted earnings per share of $1.04 on net income of $18.5 million or 3.7% of revenues for the same period last year. Excluding reconciling items, operating earnings per share for the six month period ended September 29, 2007 were $1.60 on operating net income of $28.2 million or 5.5% of revenues compared to operating earnings per share of $1.51 on operating net income of $26.8 million or 5.3% of revenues for the same period last year.
For the six month period ended September 29, 2007, the Company’s pre-tax reconciling items were $13.9 million with an after tax impact on net income and EPS of $8.7 million and 50¢, respectively. For the six month period ended September 30, 2006, as previously disclosed, the Company’s pre-tax reconciling items were $12.7 million with an after tax impact on net income and EPS of $8.3 million and 47¢, respectively. See below for further discussion regarding management’s use of non-GAAP accounting measurements and a detailed presentation of the Company’s pre-tax reconciling items for the periods presented above.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

For the six month period ended September 29, 2007, total revenues were $513 million, an increase of $11 million or 2% from $502 million for the same period last year.
Cash provided by operating activities for the six month period ended September 29, 2007 was $12 million or 63% of net income compared to $22 million or 117% of net income for the same period last year. Free cash flow was $15 million compared to $26 million for the same period last year. Black Box utilized its six-month period free cash flow to fund debt reduction of $8 million, to fund payments due on prior period acquisition activity of $3 million, to pay dividends of $2 million, to fund capital expenditures of $1 million and to increase its cash position by $1 million.
The Company’s 6-month order backlog was $166 million at September 29, 2007 compared to $165 million for the same quarter ended last year. On a sequential quarter end comparison basis, the Company’s 6-month order backlog was $165 million at June 30, 2007.
For Fiscal 2008, the Company continues to target reported revenues of approximately $1.0 billion; corresponding operating earnings per share in the range of $3.30 to $3.50; and cash provided by operating activities in the range of 80% to 90% of operating net income.
All of the above ranges exclude acquisition-related expense, stock-based compensation expense, any restructuring / severance / other costs related to the NextiraOne, LLC (“NextiraOne”) integration plan, historical stock option granting practices investigation costs, expenses incurred as a result of measures taken by the Company to address the application of Section 409A of the Internal Revenue Code of 1986 and the impact of changes in the fair market value of the Company’s interest rate swap, and are before any new mergers and acquisition activity that has not been announced.
Commenting on the second quarter results, Terry Blakemore, President and Chief Executive Officer said, “We are very pleased with our overall results for the second quarter. The Black Box team has delivered strong Revenues, Operating EPS and operating cash flow over the first six months of the fiscal year which are consistent with achieving our targeted ranges for Fiscal 2008. Similar to the organic growth achieved in the first quarter, we are particularly pleased with the 5% organic revenue growth realized in the second quarter as well as improved profit margins. The progress in the NextiraOne integration is continuing to drive the improved operating profitability.”
Mr. Blakemore went on to say, “We have a clear strategy, with well-defined priorities as we continue to focus on leveraging our financial strength to add high-quality service providers via mergers and acquisitions while continuing to implement programs to deliver strong organic growth. The results we have achieved are evidence that our strategy is working.”
“In summary, our expectations for Black Box in FY08 remain high. We remain committed to delivering the highest quality technical DVH services to our global client base while executing a business model that is delivering strong and sustainable operating results which we believe will translate to increased shareholder value.”
The Company will conduct a conference call beginning at 5:00 p.m. Eastern Daylight Time today, October 30, 2007. Terry Blakemore, President and Chief Executive Officer, will host the call. To participate in the call, please dial 612-332-1025 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 889657.
Black Box is the world’s largest technical services company dedicated to designing, building and maintaining today’s complicated data and voice infrastructure systems. Black Box services 175,000 clients in 141 countries with 187 offices throughout the world. To learn more, visit the Black Box website at www.blackbox.com.
Black Box and the Double Diamond logo are registered trademarks and DVH is a trademark of BB Technologies, Inc.
Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Although it is not possible to predict or identify all risk factors, they may include the timing and final outcome of the ongoing review of the Company’s stock option practices, including the related SEC investigation, shareholder derivative lawsuit and tax matters, and the impact of any actions that may be required or taken as a result of such review, SEC investigation, shareholder derivative lawsuit or tax matters, levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, including the NextiraOne business, the timing and costs of restructuring programs, successful marketing of DVH (Data, Voice, Hotline) services, successful implementation of our M&A program, including identifying appropriate targets, consummating transactions and successfully integrating the businesses, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the ability of the Company to identify, acquire and operate additional technical services companies, the Company’s arrangements with suppliers of voice equipment and technology and various other matters, many of which are beyond the Company’s control. Additional risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007. We can give no assurance that any goal, plan or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	September 29 and 30,		September 29 and 30,
In thousands, except per share amounts	2007	2006	2007	2006

Revenues:
Hotline products	$59,619	$55,063	$115,758	$107,288
On-Site services	201,011	216,262	397,163	394,432

Total	260,630	271,325	512,921	501,720

Cost of Sales:
Hotline products	31,457	27,847	60,819	53,308
On-Site services	136,884	144,442	268,583	263,532

Total	168,341	172,289	329,402	316,840

Gross profit	92,289	99,036	183,519	184,880

Selling, general & administrative expenses	66,784	73,599	139,527	143,801
Intangibles amortization	1,344	1,931	3,662	3,437

Operating income	24,161	23,506	40,330	37,642

Interest expense (income), net	6,143	5,521	9,423	9,161
Other expenses (income), net	(73)	72	(140)	187

Income before provision for income taxes	18,091	17,913	31,047	28,294

Provision for income taxes	6,781	6,238	11,549	9,806

Net income	$11,310	$11,675	$19,498	$18,488

Earnings per common share:
Basic	$0.64	$0.67	$1.11	$1.06

Diluted	$0.64	$0.66	$1.10	$1.04

Weighted average common shares outstanding
Basic	17,594	17,513	17,561	17,415

Diluted	17,752	17,743	17,670	17,766

Dividends per share	$0.06	$0.06	$0.12	$0.12

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except par value	September 29, 2007	March 31, 2007

Assets
Cash and cash equivalents	$18,220	$17,157
Accounts receivable, net	188,243	161,733
Inventories, net	69,780	72,807
Costs/estimated earnings in excess of billings on uncompleted contracts	66,051	61,001
Prepaid and other current assets	33,444	31,057

Total current assets	375,738	343,755

Property, plant and equipment, net	35,753	39,051
Goodwill, net	572,821	568,647
Intangibles:
Customer relationships, net	66,048	68,016
Other intangibles, net	31,588	33,258
Other assets	32,273	37,364

Total assets	$1,114,221	$1,090,091

Liabilities
Accounts payable	$83,347	$74,727
Accrued compensation and benefits	20,359	21,811
Deferred revenue	35,441	35,630
Billings in excess of costs/estimated earnings on uncompleted contracts	24,147	19,027
Income taxes	17,555	13,430
Other liabilities	59,007	62,071

Total current liabilities	239,856	226,696
Long-term debt	230,324	238,194
Other liabilities	20,429	25,505

Total liabilities	490,609	490,395

Stockholders’ equity
Common stock	25	25
Additional paid-in capital	444,938	441,283
Retained earnings	462,297	450,022
Accumulated other comprehensive income	33,386	25,399
Treasury stock	(317,034)	(317,033)

Total stockholders’ equity	623,612	599,696

Total liabilities and stockholders’ equity	$1,114,221	$1,090,091

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Six Months Ended
	September 29 and 30,		September 29 and 30,
In thousands	2007	2006	2007	2006

Operating Activities
Net income	$11,310	$11,675	$19,498	$18,488
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Intangibles amortization and depreciation	4,072	5,647	9,345	9,453
Loss (gain) on sale of property	(9)	—	472	—
Deferred taxes	(1,949)	826	(9,738)	318
Stock compensation expense	1,155	2,387	2,871	5,636
Tax impact from stock options	(18)	(452)	4,386	327
Change in fair value of interest rate swap	1,746	1,395	438	1,395
Changes in operating assets and liabilities:
Accounts receivable, net	(24,309)	(14,736)	(23,989)	(3,518)
Inventories, net	486	(3,668)	3,798	(4,734)
All other current assets excluding deferred tax asset	(907)	735	(2,903)	(1,380)
Liabilities exclusive of long-term debt	12,951	5,307	8,054	(4,262)

Net cash provided by (used for) operating activities	$4,528	$9,116	$12,232	$21,723

Investing Activities
Capital expenditures	$(942)	$(589)	$(1,926)	$(2,112)
Capital disposals	51	373	51	403
Acquisition of businesses (payments)/recoveries	—	1,759	—	(127,402)
Prior merger-related (payments)/recoveries	35	(39)	(3,215)	(1,389)

Net cash provided by (used for) investing activities	$(856)	$1,504	$(5,090)	$(130,500)

Financing Activities
Proceeds from borrowings	$52,005	$63,997	$99,450	$258,519
Repayment of borrowings	(56,869)	(57,467)	(107,687)	(131,236)
Repayment on discounted lease rentals	—	(3)	—	(24)
Proceeds from exercise of options	5,170	3,081	5,170	6,611
Payment of dividends	(1,052)	(1,061)	(2,104)	(2,116)
Purchase of Treasury Stock	(1)	(17,587)	(1)	(17,587)

Net cash provided by (used for) financing activities	$(747)	$(9,040)	$(5,172)	$114,167

Foreign currency exchange impact on cash	$(1,000)	$(182)	$(907)	$(839)

Increase / (decrease) in cash and cash equivalents	$1,925	$1,398	$1,063	$4,551

Cash and cash equivalents at beginning of period	$16,295	$14,360	$17,157	$11,207

Cash and cash equivalents at end of period	$18,220	$15,758	$18,220	$15,758

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Non-GAAP Financial Measures
As a supplement to United States Generally Accepted Accounting Principles (“GAAP”), the Company provides non-GAAP financial measures such as free cash flow, cash provided by operating activities excluding restructuring payments, operating net income, operating earnings per share (EPS), Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA to illustrate the Company’s operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided Management explanations regarding their use and the usefulness of non-GAAP financial measures, definitions of the non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures which are provided below.
Management uses non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources, (d) to measure operational profitability and (e) as an important factor in determining variable compensation for Management and its team members. Moreover, the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While Management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. The limitations include (i) the non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation, (ii) the non-GAAP financial measures exclude restructuring, severance and other acquisition integration costs (collectively referred to as “restructuring charges” or “restructuring payments”) incurred during the periods reported that will impact future operating results, (iii) the non-GAAP financial measures exclude certain non-cash amortization of intangible assets on acquisitions, however, do not specifically exclude the added benefits of these costs, such as revenue and contributing operating margin, (iv) the non-GAAP financial measures exclude non-cash stock-based compensation charges, which are similar to cash compensation paid to employees and is an integral part of achieving our operating results, (v) the non-GAAP financial measures exclude non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years which is derived from the book value to fair market value write-up on acquired assets, (vi) the non-GAAP financial measures exclude historical stock option granting practices investigation costs, (vii) the non-GAAP financial measures exclude the non-cash change in fair value of the interest rate swap which will continue to impact the Company’s earnings until the interest rate swap is settled and (viii) there is no assurance the excluded items in the non-GAAP financial measures will not occur in the future. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measurements, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
Free Cash Flow
Free cash flow is defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments. Management’s reasons for exclusion of each item are explained in further detail below.
Net capital expenditures
The Company believes net capital expenditures must be taken into account along with cash provided by operating activities to more properly reflect the actual cash available to the Company. Net capital expenditures are typically material and directly impact the availability of the Company’s operating cash. Net capital expenditures are comprised of capital expenditures and capital disposals.
Proceeds from stock option exercises
The Company believes that proceeds from stock option exercises should be added to cash provided by operating activities to more accurately reflect the actual cash available to the Company. The Company has demonstrated a recurring inflow of cash related to its stock-based compensation plans and since this cash is immediately available to the Company, it directly impacts the availability of the Company’s operating cash. The amount of proceeds from stock option exercises is dependent upon a number of variables, including the number and exercise price of outstanding options and the trading price of the Company’s common stock. In addition, the timing of stock option exercises is under the control of the individual option holder and is not in the control of the Company. As a result, there can be no assurance as to the timing or amount of any proceeds from stock option exercises.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Foreign currency translation adjustment
Due to the size of the Company’s international operations, and the ability of the Company to utilize cash generated from foreign operations locally without the need to convert such currencies to U.S. dollars on a regular basis, the Company believes that it is appropriate to adjust its operating cash flows to take into account the positive and / or negative impact of such charges as such adjustment provides an appropriate measure of the availability of the Company’s operating cash on a world-wide basis. A limitation of adjusting cash flows to account for the foreign currency impact is that it may not provide an accurate measure of cash available in U.S. dollars.
A reconciliation of cash provided by operating activities to free cash flow is presented below:

	2Q08	1Q08	2Q07	2QYTD08	2QYTD07

Cash provided by operating activities	$4,528	$7,704	$9,116	$12,232	$21,723
Capital expenditures	(942)	(984)	(589)	(1,926)	(2,112)
Capital disposals	51	—	373	51	403
Foreign currency exchange impact on cash	(1,000)	93	(182)	(907)	(839)

Free cash flow before stock option exercises	$2,637	$6,813	$8,718	$9,450	$19,175
Proceeds from stock option exercises	5,170	—	3,081	5,170	6,611

Free cash flow	$7,807	$6,813	$11,799	$14,620	$25,786

Cash provided by operating activities excluding restructuring payments
Cash provided by operating activities excluding restructuring payments is defined by the Company as cash provided by operating activities plus restructuring payments. Restructuring payments are the cash payments made during the period for restructuring charges. The Company believes that restructuring payments should be added to cash provided by operating activities to more accurately reflect the cash flow from operations.
A reconciliation of cash provided by operating activities to cash provided by operating activities excluding restructuring payments is presented below:

	2Q08	1Q08	2Q07	2QYTD08	2QYTD07

Cash provided by operating activities	$4,528	$7,704	$9,116	$12,232	$21,723
Restructuring payments	3,508	4,017	4,460	7,525	9,170

Cash provided by operating activities excluding restructuring payments	$8,036	$11,721	$13,576	$19,757	$30,893

Operating net income and operating earnings per share (EPS)
Management believes that operating net income, defined by the Company as net income plus reconciling items, provides investors additional important information to enable them to assess, in a way Management assesses, the Company’s current and future operations. Reconciling items include restructuring charges, amortization of intangible assets on acquisitions, stock-based compensation expense, asset write-up depreciation expense on acquisitions, historical stock option granting practices investigation costs and the change in fair value of the interest rate swap and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), Management’s reason for exclusion of each item is explained in further detail below:
Restructuring charges
The Company believes that incurring costs in the current period(s) as part of a restructuring plan or as a result of economies of scale from acquisitions will result in a long-term positive impact on financial performance in the future. Restructuring charges are presented in accordance with GAAP in the Company’s Condensed Consolidated Statements of Income. However, due to the material amount of additional costs incurred during a single or possibly successive periods, Management believes that exclusion of these costs and their related tax impact provides a more accurate reflection of the Company’s ongoing financial performance.
Amortization of intangible assets on acquisitions
The Company incurs non-cash amortization expense from intangible assets related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by Management after the acquisition.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Stock-based compensation expense
The Company records non-cash stock-based compensation expense equal to the fair value of share-based payment awards to its directors, executives and employees. Stock-based compensation expense is an integral part of ongoing operations since it is considered similar to other types of compensation to employees. However, Management believes that varying levels of stock-based compensation expense could result in misleading period-over-period comparisons and is providing an adjusted disclosure, which excludes stock-based compensation and its related tax impact.
Asset write-up depreciation expense on acquisitions
The Company incurs non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years. Specifically, this non-cash expenditure is derived from the book value to fair market value write-up on acquired assets. Asset write-ups are depreciated over their remaining useful life which generally falls between one to five years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed from acquisition to the end of the asset’s useful life, and generally cannot be changed or influenced by Management after the acquisition.
Historical stock option granting practices investigation costs
The Company incurred significant costs in connection with its investigation of historical stock option granting practices during the current year. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.
Change in fair value of the interest rate swap
To mitigate the risk of interest-rate fluctuations associated with the Company’s variable rate debt, the Company entered into a five-year interest rate swap (“interest rate swap”) that does not qualify as a cash flow hedge. Thus, the Company records the change in fair value of the interest rate swap as an asset/liability within the Company’s Condensed Consolidated Balance Sheets with the offset to Interest expense (income) within the Company’s Condensed Consolidated Statements of Income. Management excludes this non-cash expense (income) and the related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs generally cannot be changed or influenced by Management.
The following table represents the Company’s pre-tax reconciling items:

	2Q08	1Q08	2Q07	2QYTD08	2QYTD07

Non-cash charges:
Amortization of intangible assets on acquisitions	$1,298	$2,269	$1,894	$3,567	$3,327
Stock-based compensation expense	1,155	1,716	2,387	2,871	5,636
Asset write-up depreciation expense on acquisitions	448	659	1,191	1,107	1,191
Change in fair value of interest rate swap	1,746	(1,308)	1,395	438	1,395

Total Non-cash charges	$4,647	$3,336	$6,867	$7,983	$11,549

Cash charges:
Restructuring charges	$873	$4,030	$—	$4,903	$1,115
Historical stock option granting practices investigation costs	1,018	—	—	1,018	—

Total Cash charges	$1,891	$4,030	$—	$5,921	$1,115

Total pre-tax reconciling items	$6,538	$7,366	$6,867	$13,904	$12,664

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

A reconciliation of net income to operating net income is presented below:

	2Q08	1Q08	2Q07	2QYTD08	2QYTD07

Net income	$11,310	$8,188	$11,675	$19,498	$18,488
% of revenues	4.3%	3.2%	4.3%	3.8%	3.7%
Reconciling items, after tax	4,087	4,655	4,476	8,743	8,280

Operating Net Income	$15,397	$12,843	$16,151	$28,241	$26,768
% of revenues	5.9%	5.1%	6.0%	5.5%	5.3%

A reconciliation of diluted earnings per common share (EPS) to operating EPS (may not sum due to rounding) is presented below:

	2Q08	1Q08	2Q07	2QYTD08	2QYTD07

Diluted EPS	$0.64	$0.46	$0.66	$1.10	$1.04
EPS impact of reconciling items	0.23	0.27	0.25	0.50	0.47

Operating EPS	$0.87	$0.73	$0.91	$1.60	$1.51

EBITDA and Adjusted EBITDA
Management believes that EBITDA, defined as income before provision for income taxes plus interest, depreciation and amortization, is a widely accepted measure of profitability that may be used to measure the Company’s ability to service its debt. Adjusted EBITDA, defined as EBITDA plus stock compensation expense, may also be used to measure the Company’s ability to service its debt.
A reconciliation of net income to EBITDA is presented below:

	2Q08	1Q08	2Q07	2QYTD08	2QYTD07

Income before provision for income taxes	$18,091	$12,956	$17,913	$31,047	$28,294
Interest	6,143	3,280	5,521	9,423	9,161
Depreciation / Amortization	4,072	5,273	5,647	9,345	9,453

EBITDA	$28,306	$21,509	$29,081	$49,815	$46,908
Stock compensation expense	1,155	1,716	2,387	2,871	5,636

Adjusted EBITDA	$29,461	$23,225	$31,468	$52,686	$52,544

Supplemental Information:
The following supplemental information, including geographical segment results, service type results, same office comparisons and significant balance sheet ratios and other information is being provided for comparisons of reported results for the second quarter of Fiscal 2008 and 2007, first quarter of Fiscal 2008 and/or second quarter year-to-date Fiscal 2008 and 2007. All dollar amounts are in thousands unless noted otherwise.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Geographical Segment Results:
Management is presented with and reviews revenues, operating income and adjusted operating income by geographical segment. Adjusted operating income is defined by the Company as operating income plus reconciling items. Reconciling items include restructuring charges, amortization of intangible assets on acquisitions, stock-based compensation expense, asset write-up depreciation expense on acquisitions and historical stock option granting practices investigation costs. See above for additional details provided by Management regarding non-GAAP financial measures. Revenues, operating income and adjusted operating income for North America, Europe and All Other are presented below:

	2Q08	1Q08	2Q07	2QYTD08	2QYTD07

Revenues:
North America	$217,002	$210,002	$231,297	$427,004	$423,869
Europe	33,706	32,799	30,844	66,505	60,189
All Other	9,922	9,490	9,184	19,412	17,662

Total	$260,630	$252,291	$271,325	$512,921	$501,720

Operating income:
North America	$18,104	$10,582	$18,122	$28,686	$27,519
% of North America revenues	8.3%	5.0%	7.8%	6.7%	6.5%
Europe	$4,292	$3,948	$3,489	$8,240	$6,632
% of Europe revenues	12.7%	12.0%	11.3%	12.4%	11.0%
All Other	$1,765	$1,639	$1,895	$3,404	$3,491
% of All Other revenues	17.8%	17.3%	20.6%	17.5%	19.8%

Total	$24,161	$16,169	$23,506	$40,330	$37,642
% of Total revenues	9.3%	6.4%	8.7%	7.9%	7.5%

Reconciling items (pretax):
North America	$4,792	$8,674	$5,472	$13,466	$11,269
Europe	—	—	—	—	—
All Other	—	—	—	—	—

Total	$4,792	$8,674	$5,472	$13,466	$11,269

Adjusted Operating Income:
North America	$22,896	$19,256	$23,594	$42,152	$38,788
% of North America revenues	10.6%	9.2%	10.2%	9.9%	9.2%
Europe	$4,292	$3,948	$3,489	$8,240	$6,632
% of Europe revenues	12.7%	12.0%	11.3%	12.4%	11.0%
All Other	$1,765	$1,639	$1,895	$3,404	$3,491
% of All Other revenues	17.8%	17.3%	20.6%	17.5%	19.8%

Total	$28,953	$24,843	$28,978	$53,796	$48,911
% of Total revenues	11.1%	9.8%	10.7%	10.5%	9.7%

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Service Type Results:
Management is presented with and reviews revenues and gross profit for Data Services, Voice Services and Hotline Services which are presented below:

	2Q08	1Q08	2Q07	2QYTD08	2QYTD07

Revenues:
Data Services	$50,200	$46,165	$46,447	$96,365	$90,978
Voice Services	150,811	149,987	169,815	300,798	303,454
Hotline Services	59,619	56,139	55,063	115,758	107,288

Total	$260,630	$252,291	$271,325	$512,921	$501,720

Gross profit:
Data Services	$14,374	$14,177	$13,907	$28,551	$27,224
% of Data Services revenues	28.6%	30.7%	29.9%	29.6%	29.9%
Voice Services	$49,753	$50,276	$57,913	$100,029	$103,676
% of Voice Services revenues	33.0%	33.5%	34.1%	33.3%	34.2%
Hotline Services	$28,162	$26,777	$27,216	$54,939	$53,980
% of Hotline Services revenues	47.2%	47.7%	49.4%	47.5%	50.3%

Total	$92,289	$91,230	$99,036	$183,519	$184,880
% of Total revenues	35.4%	36.2%	36.5%	35.8%	36.8%

Same-office Comparisons:
Management is presented with and reviews revenues on a same-office basis which excludes the effects of revenues from acquisitions. While the information provided below is presented on a consolidated basis, the revenue from offices added below relates to North America Voice Services. Same office comparisons for the Company’s North America and Voice Services segments can be determined by excluding the revenues from offices added since 1Q07 shown below.
Information on revenues on a same-office basis compared to the same quarter last year is presented below:

	2Q08	2Q07	% Change

Revenues as reported	$260,630	$271,325	(4%)
Less revenues from offices added since 1Q07	(68,262)	(88,259)

Revenues on same-office basis	$192,368	$183,066	5%

Information on revenues on a same-office basis compared to the sequential quarter is presented below:

	2Q08	1Q08	% Change

Revenues as reported	$260,630	$252,291	3%
Less revenues from offices added since 1Q08	—	—

Revenues on same-office basis	$260,630	$252,291	3%

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Significant Balance Sheet ratios and Other Information:
Information on certain balance sheet ratios, backlog and headcount is presented below. Dollar amounts are in millions.

	2Q08		1Q08		2Q07

Accounts receivable:
Gross accounts receivable	$202.3		$176.1		$200.1
Reserve $ / %	$14.1	7.0%	$13.7	7.8%	$14.8	7.4%

Net accounts receivable	$188.2		$162.4		$185.3

Net days sales outstanding	58 days		53 days		57 days

Inventory:
Gross inventory	$91.5		$91.7		$96.8
Reserve $ / %	$21.7	23.7%	$22.0	24.0%	$24.9	25.7%

Net inventory	$69.8		$69.7		$71.9

Net inventory turns	7.9x		7.5x		7.6x

Six-month order backlog	$166		$165		$165
Team members	4,372		4,454		4,649

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746